Taubman	Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara K. Baker
(248) 258-7367
www.taubman.com

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS COMPLETES $100 MILLION 8% SERIES G PERPETUAL PREFERRED OFFERING
Company Updates Earnings Guidance

        BLOOMFIELD HILLS, Mich, Nov. 23, 2004 – Taubman Centers, Inc. (NYSE:TCO) today announced the $100 million public offering of 8% Series G Cumulative Redeemable Preferred Stock has closed. The Series G Preferred Stock has no stated maturity, sinking fund or mandatory redemption and is not convertible into any other securities of the company. The company used the proceeds to redeem all of the outstanding TRG 9% Series C and D Cumulative Redeemable Preferred Equity at an aggregate redemption price of $100,000,000, plus accrued but unpaid distributions.

        “We are pleased to refinance $100 million of our preferred equity at attractive rates and thereby reduce the company’s long-term financing costs,” said Lisa A. Payne, executive vice president, chief financial and administrative officer of Taubman Centers.

        The company’s 2004 Adjusted Funds from Operations (FFO) per diluted share outlook continues to be in the range of $1.93 to $1.94. Adjusted FFO excludes one-time organizational costs and a one-time charge related to the redemption of the Series C & D preferred equity. Including these costs, 2004 FFO per diluted share is expected to be in the range of $1.82 to $1.83.

        Net Income (loss) allocable to common shareholders for the year is expected to be in the range of $(0.03) to $0.04 per share excluding the one-time organizational and redemption charges. Including these costs, Net Income (loss) allocable to common shareholders is expected to be in the range of $(0.21) to $(0.14) per share.

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        The company expects that this transaction will positively impact 2005 results by approximately $1.0 million, or $0.01 FFO per diluted share and $0.02 Net Income allocable to common shareholders per diluted share.

        Morgan Stanley & Co. Incorporated was the manager for the offering and KeyBanc Capital Markets, a Division of McDonald Investments Inc, was the co-manager. A copy of the prospectus may be obtained from Morgan Stanley, Prospectus Department, 1585 Broadway, New York, New York 10036. (tel: 212-761-6775). It is also available on Taubman Centers’ website, www.taubman.com.

        Taubman Centers is a real estate investment trust. Through its operating partnership, Taubman Realty Group (TRG), the company owns and/or manages 22 regional and super regional shopping centers in 10 states. In addition, Northlake Mall (Charlotte, N.C.) is under construction and will open September 15, 2005. The company is headquartered in Bloomfield Hills, Mich.

        This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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TAUBMAN CENTERS, INC.
2004 Annual Outlook

(all dollar amounts per common share on a diluted basis; amounts may not add due to rounding)

	Range for Year Ended December 31, 2004 (excluding organizational and redemption charges)		Organizational Charge	Redemption Charge	Range for Year Ended December 31, 2004 (including organizational and redemption charges)

Guidance for Funds from Operations
per common share	$1.93	$1.94	$(0.07)	$(0.03)	$1.82	$1.83

Real estate depreciation - TRG	(1.43)	(1.39)			(1.43)	(1.39)

Depreciation of TCO's additional basis
in TRG	(0.15)	(0.15)			(0.15)	(0.15)

Distributions in excess of earnings allocable
to minority interest	(0.39)	(0.35)	(0.04)	(0.03)	(0.46)	(0.43)

Guidance for net income (loss) allocable
to common shareholders, per common share	$(0.03)	$0.04	$(0.12)	$(0.06)	$(0.21)	$(0.14)

The Company is providing earnings related guidance that includes Funds from Operations and Earnings per Share amounts adjusted for anticipated charges relating to a restructuring and redemption of preferred equity. The Company believes that these adjusted measures are useful supplemental information about future operating performance because of the significance and singular nature of the restructuring and redemption costs. The Company believes that given the significance of the costs (the charges are anticipated to reduce EPS and FFO per diluted share for the year by a clearly material amount), it is essential to a reader’s understanding of the Company’s earnings guidance to emphasize the impact of the restructuring and redemption. The supplemental measures are only being provided in the context of forward-looking statements that update previous earnings guidance that is now clearly impacted by the restructuring and redemption charges. The adjusted measures are not and should not be considered alternatives to net income or cash flows from operating, investing or financing activities as defined by GAAP.